Exhibit 10.7

AEGERION PHARMACEUTICALS, INC.
101 MAIN STREET
SUITE 1850

CAMBRIDGE, MA 02142

May 25, 2016

Personal and Confidential

Barbara Y. Chan

621 Saw Mill Brook Parkway

Newton, MA 02459

RE:  Employment Offer

Dear Barbara,

Aegerion Pharmaceuticals, Inc. (“Aegerion” or the “Company”) is pleased to offer you the full-time position of Vice President, Chief Accounting Officer, reporting to Greg Perry, CFO.  We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.  You are scheduled to begin your “at-will” employment with the Company on or before June 1, 2016.

Compensation and Benefits

You will be paid an initial semi-monthly salary of $11,041.67 ($265,000.00 on an annualized basis) (the “Base Salary”), which will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.  You are eligible to accrue up to 4 weeks’ vacation, which is accrued monthly in accordance with company policy.

In addition to your Base Salary, you will be eligible to earn an annual target bonus of up to 30% of your Base Salary.  The actual amount of such bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) and your manager in their sole discretion, based upon your achievement of a series of mutually agreed upon performance milestones.  Your achievement of such milestones shall be determined by the Board and your manager in their sole discretion.  The bonus, if any, shall be paid pro-rata at a time and in a manner as determined by the Company in its sole discretion.  You must be employed by Aegerion at the time of any such bonus payment in order to be eligible for any such payment. Typically, bonuses, if any, are paid out no later than March 31 of the year following the applicable bonus year.

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In addition to your Base Salary compensation and bonus eligibility, it is anticipated that you will be granted an option to purchase 26,000 shares of the Company’s common stock under the Company’s Inducement Award Stock Option Plan, subject to approval by the Chief Executive Officer.  The exercise price of the options will be at fair market value on the grant date.  The terms of this grant shall be subject to and governed by a stock option agreement between you and the Company.

During employment, you also will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.  These benefits presently include:  eligibility to accrue vacation time, paid holidays, a 401(k) plan and contributory health/dental/vision insurance.  For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you during your new hire orientation.  Please note that the Company may modify compensation and benefits at its discretion.

In addition, you represent and warrant that your employment with the Company and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are a party, or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided consulting services.  You further represent and warrant that you have delivered or disclosed, as the case may be, to the Company all agreements, contracts and obligations relevant to clauses (i) and (ii) above.  Lastly, you represent and warrant that you shall be able to and will perform the duties of this job without utilizing the confidential and proprietary information of any previous employer and that you shall not disclose any such information to Aegerion.

Please note that as conditions of this offer and your employment you will need to complete an employment application and background and/or reference checks to the Company’s satisfaction, and you will need to execute the forms necessary for the processing of such background check.  Moreover, please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States.  This verification must occur by the third day of your employment.

General

The above terms are not contractual.  They are a summary of our initial employment relationship and are subject to later modification by the Company, except for the Company’s at-will policy, which cannot be modified.  Please note that nothing in this offer letter is a promise or guarantee of employment for any specific period of time or continued employment.  In this regard, the Company has found that an at-will relationship is in the best interests of both the Company and

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its employees.  As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice.

We look forward to having you join Aegerion.  We hope that you will be a very valuable contributor to our team going forward and look forward to receiving your signed acceptance of this letter within seven (7) days of the date hereof.

Sincerely,

By:	Brian M. Thomson [signed]

Title:	Sr. Director, Talent Acquisition, Human Resources

Accepted and agreed:

By:	/s/ Barbara Chan

Date:	May 25, 2016

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